NEWS RELEASE

Current Technology’s Celevoke Appoints Director of Sales

VANCOUVER, British Columbia – September 5, 2008 – Current Technology Corporation (the “Company”) (OTCBB: CRTCF) today announced its 56% owned Texas-based subsidiary Celevoke, Inc. (“Celevoke”) has appointed Richard (Tony) A. Lee to the position Director of Sales. Celevoke CEO Chuck Allen said, "Tony has an extensive background in technology sales management at several high tech start-ups and helped build one of the largest GPS tracking reseller networks in the industry.  He is a seasoned GPS and technology sales leader with cutting edge expertise. Tony added over fifty domestic and international reseller channels to Manning Navcomp, Inc., growing revenue over 500%. We are delighted to welcome Tony to our expanding sales and marketing team."

“I am very excited to join Celevoke,” said Tony Lee. “We are bringing together an exceptionally talented group to foster and support the incredible growth we believe is at hand. Vehicle tracking is poised to grow tremendously in the immediate future, and we are all determined Celevoke will be an industry leader. Celevoke’s ability to immediately serve 154 countries is an advantage that no other in the industry can claim."

Most recently, Tony served as Director, Business Development for Manning-Navcomp, Inc. of Austin, Texas. He attended Indiana University, Bloomington, Indiana with a major in International Business and Computer Information Systems and a minor in Spanish. Tony is a member of industry associations, including Austin Wireless Association/Austin Technology Council.

“Celevoke is building a world class team in both the United States and Brazil,” stated Current Technology CEO Robert Kramer. “Tony is an example of our commitment to excellence, and we look forward to announcing further additions to the team in the very near term.”

About Celevoke

Celevoke is poised to become a market leader in the projected $38.3 billion (by 2011) global market for Telematics (according to ABI Research), which is the integrated use of telecommunications and informatics. More specifically, it is the science of sending, receiving and storing information wirelessly via telecommunication devices. Celevoke has integrated Telematics and Global Positioning Systems (GPS) with sensing technology. This proprietary suite of hardware and software products enables users to remotely monitor, track, control and protect a wide variety of asset classes. Examples include people, automobiles and trucks, shipping containers and covert vehicles used for law enforcement and intelligence gathering in a global marketplace.

Forward Looking Statement

The news release contains forward-looking statements concerning the Company’s business operations, and financial performance and condition. When used in the news release the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause such differences include but are not limited to technological change, regulatory change, the general health of the economy and competitive factors. Many of these factors are beyond the Company’s control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements.

Contact:

CORPORATE:

Current Technology Corporation

Robert Kramer, 1-800-661-4247

or

INVESTOR RELATIONS:

Polestar Communications

Richard Hannon, 1-866-858-4100

or

Piedmont IR, LLC

Keith Fetter or Darren Bankston

678-455-3696